EXHIBIT 3.(i).2

                           C 10819-1995                 STATE OF NEVADA
                        SECRETARY OF STATE
                                                      --------------------

                     CERTIFICATE OF REINSTATEMENT

     I, DEAN HELLER, the duly elected Secretary of State of the State of Nevada, do hereby certify that FROZEN ASSETS INC. a corporation formed under the laws of the State of NEVADA having paid all filing fees, licenses, penalties and costs, in accordance with the provisions of Title 7 of the Nevada Revised Statutes, as amended, for the years and in the amounts as follows:

   1996-97 List of Officers and Late Fee..............$100.00
   1997-98 List of Officers............................ 85.00
   Reinstatement Fee................................... 50.00


and otherwise complied with the provisions of said section, the said corporation has been reinstated, and that by virtue of such reinstatement it is authorized to transact its business in the same manner as if the aforesaid filing fees, licenses, penalties and costs had been paid when due.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office in Carson City, Nevada, this 30th day of June , A.D., 1997


                               /s/ Dan Heller
                              -------------------
                               Secretary of State